NEWS RELEASE

The Manitowoc Company Appoints
Robert M. Hund President of Foodservice

MANITOWOC, Wis. – July 8, 2013 – The Manitowoc Company, Inc. (NYSE: MTW) today announced that Robert M. Hund will assume the role of President of Manitowoc’s Food-service segment, effective August 1. Mr. Hund will report to Glen E. Tellock, Chairman and Chief Executive Officer of the company.

Mr. Hund most recently served as an Executive Vice President of Manitowoc’s Crane Care division. In this role, he oversaw a global network of service and distribution centers for Manitowoc’s eight crane product lines across 19 countries. Prior to that position, Mr. Hund was Vice President, Worldwide Marketing and Product Management, of Manitowoc Cranes, managing a global staff responsible for new product development, marketing communications, and operational marketing functions.

Mr. Tellock commented, “Bob has been instrumental in helping to drive our recent financial success and operational improvements within the Crane segment. He brings demonstrated global leadership to the Manitowoc Foodservice organization, in addition to his broad-based business and managerial expertise. We are thrilled to welcome Bob to his new position, and we are confident that his contributions to the business will be a seamlessly transferrable and valuable asset within the Manitowoc enterprise.”

Prior to joining The Manitowoc Company, Mr. Hund served in key leadership positions in the United States, Europe, and Asia for Caterpillar, Inc., most recently as Product Development Manager, Mining and Construction Equipment Division. Mr. Hund holds a bachelor’s degree in Mechanical Engineering from Bradley University, in addition to an MS in Industrial Engineering from Purdue University and an MBA from Millikin University.
About The Manitowoc Company, Inc.
Founded in 1902, The Manitowoc Company, Inc. is a multi-industry, capital goods manufacturer with over 115 manufacturing, distribution, and service facilities in 26 countries. The company is recognized globally as one of the premier innovators and providers of crawler cranes, tower cranes, and mobile cranes for the heavy construction industry, which are complemented by a slate of industry-leading product support services. In addition, Manitowoc is one of the world's leading innovators and manufacturers of commercial foodservice equipment, which includes 24 market-leading brands of hot- and cold-focused equipment. In 2012, Manitowoc’s revenues totaled $3.9 billion, with more than half of these revenues generated outside of the United States.

For more information:
Carl J. Laurino
Senior Vice President and Chief Financial Officer
920-652-1720